Exhibit 99.1

News Release

LCA-Vision Third Quarter Results Feature 7.5% Growth in Revenues and Reduced Operating Loss

First Quarter in Four Years of Growth in Total Procedure Volume, Fourth Consecutive Quarter of Same-store Procedure Volume Gains

CINCINNATI (October 25, 2011)– LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operating results for the three and nine months ended September 30, 2011.

Third Quarter 2011 Financial and Operating Highlights (all comparisons are with the third quarter of 2010)

•	Revenues increased 7.5% to $21.8 million compared with $20.3 million; adjusted revenues increased 10.5% to $20.8 million compared with $18.8 million.

•

Procedure volume was 12,444, compared with 11,497 procedures (60 vision centers) and 10,569 same-store procedures (53 vision centers), marking the fourth consecutive quarter of year-over-year growth in same-store procedures.

•	Same-store revenues increased 15.6%; adjusted same-store revenues increased 19.5%.

•

Operating loss decreased to $4.1 million from $8.5 million; adjusted operating loss decreased to $5.0 million from $9.8 million. The improvement in operating loss and adjusted operating loss reflects increased procedure volume and revenue, the closing of under-performing vision centers, and lower depreciation expense from assets that are now fully depreciated. The 2010 quarter included $1.8 million in impairment and restructuring charges. Marketing cost per eye was $426 compared with $444.

•	Net loss was $3.8 million, or $0.20 per share, compared with net loss of $8.4 million, or $0.45 per share.

Year-to-Date 2011 Financial and Operating Highlights (all comparisons are with the same period of 2010)

•	Revenues were $78.5 million compared with $80.6 million; adjusted revenues were $75.1 million compared with $75.8 million.

•	Procedure volume was 45,382, compared with 45,829 procedures and 41,920 same-store procedures.

•	Same-store revenues increased 5.4%; adjusted same-store revenues increased 7.7%.

•

Operating loss decreased to $4.9 million from $14.6 million; adjusted operating loss decreased to $8.0 million from $18.9 million. The improvement in operating loss and adjusted operating loss reflects increased same-store procedure volume, the closing of under-performing vision centers, lower marketing and advertising expense and lower depreciation expense. The year-to-date results of 2011 included $498,000 of gain on sales of assets from closed visions centers and $56,000 in impairment and restructuring charges. The year-to-date results of 2010 included $1.6 million of gain on sale of assets and $2.5 million in impairment and restructuring charges. Marketing cost per eye decreased to $391 from $421.

•	Net loss was $4.5 million, or $0.24 per share, compared with net loss of $13.3 million, or $0.71 per share.

•

Net cash used in operations was $2.4 million compared with net cash provided by operations of $4.6 million. The net cash provided by operations for 2010 included an $11.8 million tax refund. We are now in a net operating loss carryforward position and did not receive a tax refund in 2011.

•	Cash and investments totaled $47.1 million as of September 30, 2011, compared with $52.2 million as of December 31, 2010.

Adjusted revenues and operating losses are provided as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties. A reconciliation of revenues and operating losses as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release. Management believes the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.

“We are reporting significant improvements in financial and operating results, although we recognize that further improvement is needed,” said LCA-Vision Chief Financial Officer Michael J. Celebrezze. “Revenue growth reflects our first year-over-year increase in total procedure volume in four years, as well as a higher average price per procedure. The 18% increase in same-store procedure volume was significantly higher than the single-digit year-over-year increases in the past three quarters. We accomplished these results despite continued low consumer confidence levels and cautious discretionary spending by consumers. Further, our actions to control expenses resulted in a substantial reduction in our operating loss.”

Adjusted price per procedure for the third quarter of 2011 increased to $1,668, up $15 from the second quarter of 2011 and $34 from the third quarter of 2010. Marketing expense for the third quarter of 2011 was $5.3 million, bringing marketing spend per procedure to $426, up $5 from the second quarter of 2011 and down $18 from the third quarter of 2010 when the company launched its new marketing campaign.

LCA-Vision Chief Operating Officer David L. Thomas said, “Our marketing programs drove considerably more scheduled and attended pre-operative appointments compared with the prior year. Conversion and treatment show rates declined for a second consecutive quarter as we attracted many prospective patients earlier in their decision-making process; however, we are executing new training activities to improve these metrics and better educate prospective patients about the procedure.

“We face a more difficult prior-year comparison in the fourth quarter. We began this year’s fourth quarter by offering the same $500 discount promotion as last year to maximize procedure volume prior to the seasonally strong first quarter, in which we have historically benefitted from flex spending. Even with the price discount, we expect that price per procedure for the fourth quarter will be in the $1,630 to $1,650 range.

“Over the past six weeks, we have begun offering cataract surgery in two markets under our new Visium Eye Institute™ cataract brand although we have yet to treat any cataract patient. This offering marks a major step in our business diversification programs to support future growth and profitability, and lessen our exposure to economic downturns,” added Thomas. “We now accept Medicare in these two markets and have taken a number of preparatory steps, including training staff, developing marketing materials, incorporating electronic medical record capabilities and launching a website. We are employing a multi-pronged marketing campaign for this offering that includes print advertising, direct contact with past patients and community outreach.”

Near-term Financial Outlook

LCA-Vision intends to manage expenses conservatively in 2011. The company’s plans and outlook for the remainder of the year include:

•	The company does not plan to open any new vision centers in the near term. LCA-Vision will consider restarting its de novo vision center opening program when market conditions improve.

•	The company expects marketing and advertising spend for the 2011 fourth quarter to be between $5.0 million and $5.5 million.

•	The company expects capital expenditures in 2011 to be between $1.2 million and $1.5 million for vision center renovations, relocations and equipment replacement.

•	The company does not expect to receive a tax refund in 2011.

The company affirms that the number of procedures companywide required for breakeven cash flow, after capital expenditures and debt service, is approximately 70,000 per year. The average number of procedures required for each vision center to reach breakeven remains at 95 per month.

Conference Call and Webcast

As previously announced, a conference call and webcast will be held today beginning at 10:00 a.m. Eastern time. To access the conference call, dial 866-322-1352 (U.S. and Canada) or 706-643-6246 (international callers). The webcast will also be available in the investor relations section of LCA-Vision’s website. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (international callers) and enter the conference ID number: 99896255

Forward-Looking Statements

This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements in this release are based on information available to the company as of the date hereof. Actual results could differ materially from those stated or implied in the forward-looking statements due to risks and uncertainties associated with its business. In addition to the risk factors discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, there are a number of other risks and uncertainties associated with its business including, without limitation, the successful execution of cost effective marketing strategies to drive patients to its vision centers; the impact of low consumer confidence and discretionary spending; competition in the laser vision correction industry; the company’s ability to attract patients; the possibility of adverse outcomes or long-term side effects of laser vision correction and negative publicity regarding laser vision correction; the company’s ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the continued availability of non-recourse third-party financing for its patients on terms similar to what it has paid historically; and the future value of revenues financed by the company and its ability to collect on such financings, which will in turn depend on a number of factors, including the consumer credit environment and the company’s ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the Food and Drug Administration’s (FDA) advisory board on ophthalmic devices currently is reviewing concerns about post-LASIK quality of life matters, and the FDA has undertaken a study on LASIK outcomes and quality of life that is expected to end in 2012. The FDA or another regulatory body could take legal or regulatory action against the company or others in the laser vision correction industry. The outcome of this review or legal or regulatory action could potentially impact negatively the acceptance of LASIK. In addition, the acceptance rate of new technologies and our ability to implement successfully new technologies on a national basis create additional risk.

Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, the company assumes no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®

LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 53 LasikPlus® fixed-site laser vision centers in 26 states and 41 markets in the United States. Additional company information is available at

www.lca-vision.com and www.lasikplus.com.

Earning Trust Every Moment; Transforming Lives Every Day.

For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	LHA
513-792-9292	310-691-7100

LCA-Vision Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	September 30, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$19,545	$19,350
Short-term investments	26,616	31,947
Patient receivables, net of allowances of $1,124 and $1,392, respectively	2,209	2,256
Other accounts receivable, net	1,385	1,867
Prepaid expenses and other	4,196	5,641

Total current assets	53,951	61,061

Property and equipment	72,235	72,286
Accumulated depreciation and amortization	(60,754)	(57,322)

Property and equipment, net	11,481	14,964

Long-term investments	933	951
Patient receivables, net of allowances of $595 and $330 respectively	725	413
Other assets	2,036	3,092

Total assets	$69,126	$80,481

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$6,799	$8,110
Accrued liabilities and other	13,947	12,266
Deferred revenue	2,981	4,376
Debt obligations maturing within one year	2,937	3,039

Total current liabilities	26,664	27,791

Long-term rent obligations and other	2,685	3,368
Long-term debt obligations, less current portion	1,784	4,245
Insurance reserves	7,183	7,406
Deferred license fee	2,044	3,065
Deferred revenue	1,433	3,476

Stockholders’ investment
Common stock ($.001 par value; 25,291,637 shares issued and 18,849,527 and 18,711,365 shares outstanding, respectively)	25	25
Contributed capital	176,869	175,610
Common stock in treasury, at cost (6,442,110 shares and 6,580,272 shares, respectively)	(112,974)	(114,033)
Retained deficit	(37,003)	(31,134)
Accumulated other comprehensive income	416	662

Total stockholders’ investment	27,333	31,130

Total liabilities and stockholders’ investment	$69,126	$80,481

LCA-Vision Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Amounts in thousands except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues	$21,790	$20,263	$78,489	$80,566
Operating costs and expenses
Medical professional and license fees	5,181	4,966	19,236	19,406
Direct costs of services	10,461	11,499	31,931	37,390
General and administrative expenses	3,586	3,336	10,577	10,768
Marketing and advertising	5,305	5,100	17,730	19,298
Depreciation	1,458	2,379	4,346	7,375
Impairment charges	—	1,608	—	1,694
Restructuring charges	—	145	56	794

	25,991	29,033	83,876	96,725
Gain on sale of assets	99	266	498	1,577

Operating loss	(4,102)	(8,504)	(4,889)	(14,582)
Net investment income and other	334	103	492	1,424

Loss before taxes on income	(3,768)	(8,401)	(4,397)	(13,158)
Income tax expense	32	39	149	134

Net loss	$(3,800)	$(8,440)	$(4,546)	$(13,292)

Loss per common share
Basic	$(0.20)	$(0.45)	$(0.24)	$(0.71)
Diluted	$(0.20)	$(0.45)	$(0.24)	$(0.71)
Weighted average shares outstanding
Basic	18,838	18,703	18,798	18,672
Diluted	18,838	18,703	18,798	18,672

LCA-Vision Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Nine months ended Sepember 30,
	2011	2010
Cash flow from operating activities:
Net loss	$(4,546)	$(13,292)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	4,346	7,375
Provision for loss on doubtful accounts	554	1,333
Loss (gain) on sale of investments	9	(1,008)
Impairment charges	—	1,694
Gain on sale of property and equipment	(498)	(1,577)
Deferred income taxes	—	377
Stock-based compensation	1,259	957
Insurance reserve	(223)	(796)
Changes in operating assets and liabilities:
Patient accounts receivable	(754)	1,311
Other accounts receivable	138	237
Prepaid income taxes	397	11,651
Prepaid expenses and other	499	1,385
Accounts payable	(1,311)	543
Deferred revenue, net of professional fees	(3,094)	(4,293)
Accrued liabilities and other	777	(1,284)

Net cash (used in) provided by operations	(2,447)	4,613
Cash flow from investing activities:
Purchases of property and equipment	(869)	(176)
Proceeds from sale of assets	1,252	1,721
Purchases of investment securities	(137,480)	(328,120)
Proceeds from sale of investment securities	142,716	325,133
Other	(6)	(34)

Net cash provided by (used in) investing activities	5,613	(1,476)
Cash flow from financing activities:
Principal payments of capital lease obligations and loan	(2,563)	(4,089)
Shares repurchased for treasury stock	(288)	(192)
Proceeds from exercise of stock options	23	14

Net cash used in financing activities	(2,828)	(4,267)
Net effect of exchange rate changes on cash and cash equivalents	(143)	82

Increase (decrease) in cash and cash equivalents	195	(1,048)
Cash and cash equivalents at beginning of period	19,350	24,529

Cash and cash equivalents at end of period	$19,545	$23,481

LCA-Vision Inc.

Effect of the Change in Accounting for Deferred Revenues on Financial Results

(Dollars in thousands)

(Unaudited)

To supplement its Condensed Consolidated Financial Statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating loss. Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues
Reported U.S. GAAP	$21,790	$20,263	$78,489	$80,566
Adjustments
Amortization of prior deferred revenue	(1,031)	(1,475)	(3,437)	(4,770)

Adjusted revenues	$20,759	$18,788	$75,052	$75,796

Operating Loss
Reported U.S. GAAP	$(4,102)	$(8,504)	$(4,889)	$(14,582)
Adjustments
Amortization of prior deferred revenue	(1,031)	(1,475)	(3,437)	(4,770)
Amortization of prior professional fees	103	148	344	477

Adjusted operating loss	$(5,030)	$(9,831)	$(7,982)	$(18,875)

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